Exhibit 3.13

Filed in the Office of Barbara K. Cegavske Secretary of State State Of Nevada	Business Number E0450492011-8
	Filing Number 20211180382
	Filed On 1/21/2021 8:00:00 AM
	Number of Pages 5

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity as on file with the Nevada Secretary of State: Xenetic Biosciences, Inc. Entity or Nevada Business Identification Number (NVID): NV20111523936
2. Restated or Amended and Restated Articles: (Select one) (If amending and restating only, complete section 1,2 3, 5 and 6)	☐ Certificate to Accompany Restated Articles or Amended and Restated Articles ☐ Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate. ☐ Amended and Restated Articles * Restated or Amended and Restated Articles must be included with this filing type.
3. Type of Amendment Filing Being Completed: (Select only one box) (If amending, complete section 1, 3, 5 and 6.)	☐ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock) The undersigned declare that they constitute at least two-thirds of the following: (Check only one box) ☐ incorporators ☐ board of directors The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued
	☒ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock) The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 55.77%
	☐ Officer's Statement (foreign qualified entities only) - Name in home state, if using a modified name in Nevada: Jurisdiction of formation: Changes to takes the following effect: ☐ The entity name has been amended. ☐ Dissolution ☐ The purpose of the entity has been amended. ☐ Merger ☐ The authorized shares have been amended. ☐ Conversion ☐ Other: (specify changes) * Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.

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Revised: 1/1/2019

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ATTACHMENT

BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201

(775) 684-5708

Website: www.nvsos.gov.

Certificate of Amendment

(PURSUANT TO NRS 78.385 and 78.390)

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78,390 - After Issuance of Stock)

1.   Name of Corporation:

XENETIC BIOSCIENCES, INC.

2.   Section 1 of Article III of the articles have been amended as follows:

1. Article III, Section I

Section 1. Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is sixty million (60,000,000) shares, consisting of two classes to be designated, fifty million (50,000,000) shall be designated as "Common Stock" and ten million (10,000,000) shares shall be designated as undifferentiated blank check "Preferred Stock," with all of such shares have a par value of $.001 per share.

See Attached.

3.   The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 55.77%

4. Effective date and time of filing:     Date: 12/4/20              Time: 12:02 A.M. ET

5. Signature:

/s/ James Parslow

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

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Xenetic Biosciences, Inc.
Certificate of Amendment
Item 2

Article III, Section 1

Section 1. Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is sixty million (60,000,000) shares, consisting of two classes to be designated, fifty million (50,000,000) shall be designated as "Common Stock" and ten million (10,000,000) shares shall be designated as undifferentiated blank check "Preferred Stock," with all of such shares have a par value of $.001 per share.

The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights, and the qualifications, limitations, or restrictions thereof, of the Preferred Stock shall hereinafter be prescribed by resolution of the board of directors pursuant to Section 3 of this Article III

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BARBARA K. CEGAVSKE
Secretary of State

206 North Carson Street

Carson City, Nevada 89701-4299

(775) 684-5708

Website: www.nvsos.gov

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations

1.              Name of corporation:

Xenetic Biosciences, Inc.

Entity or Nevada Business Identification Number (NVID): NV20111523936

2.              The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

62,500,000 common shares, par value $0.001
10,000,000 preferred shares, par value $0.001

3.              The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

50,000,000 common shares, par value $0.001
10,000,000 preferred shares, par value $0.001

4.              The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issue share of the same class or series:

5.              The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

6.              The required approval of the stockholders has been obtained.

7.              Effective date and time of filing (optional):

Date: 12/04/2020	Time: 12:02 A.M. E.T.

(must not be later than 90 days after the certificate is filed)

8. Signature: (required): X

X /s/ James Parslow	Chief Financial Officer
Signature of Officer	Title